NEUBERGER & BERMAN MANAGEMENT INCORPORATED
                              MANAGEMENT AGREEMENT

                                   SCHEDULE A


The Series of Income Managers Trust currently subject to this Agreement are as follows:

Neuberger & Berman Cash Reserves  Portfolio
Neuberger & Berman Government Money Portfolio
Neuberger  & Berman  High Yield  Bond  Portfolio
Neuberger  & Berman Limited  Maturity Bond Portfolio
Neuberger & Berman  Municipal  Money Portfolio
Neuberger & Berman Municipal Securities Portfolio







DATED:  March 2, 1998